Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Chief Strategy Officer 949-362-5800	MKR Group 323-468-2300 ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS

2011 THIRD QUARTER FINANCIAL RESULTS

Aliso Viejo, CA, November 2, 2011 – Smith Micro Software, Inc. (NASDAQ: SMSI), a leading provider of wireless and mobility solutions, today reported financial results for its 2011 third quarter ended September 30, 2011.

“As we previously announced, our third quarter revenues were $12.6 million as we continued to see a decline in our base connection management business, primarily due to the transition to mobile hotspot technologies as a growing way to connect to mobile broadband networks,” said William W. Smith Jr., President and CEO of Smith Micro Software. “We continue our efforts to develop new products to address the changing landscape of connected devices and we are making good progress on field trials for our new Mobile Network Director product. We expect this Smartphone based software will allow our customers to alleviate traffic congestion on their networks by offloading data to Wi-Fi and enabling seamless handovers between 3G, 4G and Wi-Fi networks.”

Also as previously announced, as a result of the continued declines in our stock price and revenues, we tested goodwill and long-lived assets for impairment as of September 30, 2011 as required by generally accepted accounting principles. As a result of this analysis, we recorded an impairment charge of $112.9 million. In addition, we have fully reserved our deferred tax assets of $11.4 million (which is after tax). These charges did not impact the Company’s cash flow or cash position.

Smith Micro reported revenues of $12.6 million for the third quarter ended September 30, 2011, compared to $34.0 million reported in the third quarter ended September 30, 2010.

Third quarter gross profit on a GAAP basis was $8.9 million, compared to $30.2 million reported in the third quarter of 2010. On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), third quarter gross profit was $10.2 million, compared to $31.8 million for the same quarter last year.

GAAP gross profit as a percentage of revenue was 70.7% for the third quarter of 2011, compared to 88.9% for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 80.7% for the third quarter of 2011, compared to 93.5% for the same quarter last year, primarily due to lower revenue.

GAAP net loss for the third quarter of 2011 was $134.5 million, or a loss of $3.76 per diluted share, compared to GAAP net income of $3.1 million, or $0.09 per diluted share, for the third quarter of 2010.

Non-GAAP (which excludes amortization of intangibles, stock compensation, impairment of goodwill and long-lived assets, and non-cash tax expense) net loss for the third quarter of 2011 was $9.7 million, or a loss of $0.27 per diluted share, compared to net income of $7.9 million, or $0.23 per diluted share, for the third quarter of 2010.

Fully diluted weighted average common shares outstanding for the three month period ended September 30, 2011 were 35.7 million, compared to 34.7 million fully diluted weighted average common shares outstanding for the three month period ended September 30, 2010.

For the nine months ended September 30, 2011, the Company reported revenues of $46.5 million, compared to $95.2 million for the nine months ended September 30, 2010.

GAAP gross profit was $35.5 million for the nine months ended September 30, 2011, compared to $83.8 million for the nine months ended September 30, 2010.

Non-GAAP gross profit (which excludes amortization of intangibles and stock compensation) was $39.3 million for the nine months ended September 30, 2011, compared to $88.4 million for the same period last year.

GAAP net loss for the nine months ended September 30, 2011 was $150.1 million, or a loss of $4.22 per diluted share, compared to GAAP net income for the nine months ended September 30, 2010 of $6.6 million, or $0.19 per diluted share. Non-GAAP (which excludes amortization of intangibles, stock compensation, impairment of goodwill and long-lived assets, and non-cash tax expense) net loss for the nine months ended September 30, 2011 was $19.7 million, or a loss of $0.55 per diluted share, compared to net income of $20.9 million, or $0.60 per diluted share, for the nine months ended September 30, 2010.

Total cash and cash equivalents and short-term investments at September 30, 2011 were $54.1 million.

The Company uses a non-GAAP reconciliation of gross profit, income before taxes, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, goodwill and long-lived asset impairment and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the nine months ended September 30, 2011 is computed by using a tax rate of 30.7% using the Company’s combined U.S. federal, state and foreign statutory tax rates less year-to-date tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s third quarter 2011 results at 4:30 p.m. ET, November 2, 2011. To access the call dial (877) 941-0844 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software, Inc. provides software solutions that simplify, secure and enhance the mobile experience. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions. Smith Micro’s solutions include client and server software applications used by the world’s leading wireless operators, device manufacturers and enterprises. For more information about Smith Micro Software (NASDAQ: SMSI), visit smithmicro.com.

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, QuickLink, SODA, Mobile Network Director and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts—unaudited)

				Goodwill &
		Stock		Long-Lived		Non-
	GAAP	Compensation	Amortization	Impairment	Taxes	GAAP
Three Months Ended 09/30/11:
Gross profit	$8,933	$5	$1,256	$0	$0	$10,194
Income (loss) before taxes	($127,970)	$1,301	$2,025	$112,904	$0	($11,740)
Net income (loss)	($134,481)	$1,301	$2,025	$124,257	($2,818)	($9,716)
EPS-diluted	($3.76)	$0.04	$0.06	$3.48	($0.09)	($0.27)

Three Months Ended 09/30/10:
Gross profit	$30,237	$23	$1,536	$0	$0	$31,796
Income before taxes	$5,944	$2,766	$2,257	$0	$0	$10,967
Net income	$3,094	$2,766	$2,257	$0	($232)	$7,885
EPS-diluted	$0.09	$0.08	$0.06	$0.00	$0.00	$0.23

Nine Months Ended 09/30/11:
Gross profit	$35,493	$27	$3,775	$0	$0	$39,295
Income (loss) before taxes	($153,943)	$6,575	$6,084	$112,904	$0	($28,380)
Net income (loss)	($150,081)	$6,575	$6,084	$124,257	($6,502)	($19,667)
EPS-diluted	($4.22)	$0.18	$0.17	$3.49	($0.17)	($0.55)

Nine Months Ended 09/30/10:
Gross profit	$83,759	$76	$4,546	$0	$0	$88,381
Income before taxes	$12,565	$8,472	$6,804	$0	$0	$27,841
Net income	$6,571	$8,472	$6,804	$0	($969)	$20,878
EPS-diluted	$0.19	$0.24	$0.20	$0.00	($0.03)	$0.60

Smith Micro Software, Inc.

Statements of Operations for the Three and Nine Months Ended September 30, 2011 and 2010

(in thousands, except per share amounts—unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenues	$12,632	$34,008	$46,528	$95,227
Cost of revenues	3,699	3,771	11,035	11,468

Gross profit	8,933	30,237	35,493	83,759
Operating expenses:
Selling and marketing	6,456	7,344	21,915	22,032
Research and development	10,696	10,972	33,692	31,195
General and administrative	5,876	6,059	20,039	18,082
Restructuring expenses	984	0	984	0
Goodwill and long-lived asset impairment	112,904	0	112,904	0

Total operating expenses	136,916	24,375	189,534	71,309

Operating income (loss)	(127,983)	5,862	(154,041)	12,450
Interest and other income	13	82	98	115

Income (loss) before taxes	(127,970)	5,944	(153,943)	12,565

Income tax expense (benefit)	6,511	2,850	(3,862)	5,994

Net income (loss)	$(134,481)	$3,094	$(150,081)	$6,571

Earnings (loss) per share:
Basic	$(3.76)	$0.09	$(4.22)	$0.19
Diluted	$(3.76)	$0.09	$(4.22)	$0.19
Weighted average shares outstanding:
Basic	35,728	34,274	35,590	34,091
Diluted	35,728	34,736	35,590	34,560

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$20,079	$17,856
Short term investments	33,991	54,694
Accounts receivable, net	9,036	29,812
Income tax receivable	8,050	2,872
Inventory, net	321	370
Prepaid and other assets	1,664	1,167
Deferred tax asset	97	2,565

Total current assets	73,238	109,336
Equipment & improvements, net	16,323	11,623
Goodwill	—	94,231
Intangible assets, net	—	19,459
Other assets	221	243

TOTAL ASSETS	$89,782	$234,892

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,669	$4,592
Accrued liabilities	7,527	8,444
Deferred revenue	423	1,667

Total current liabilities	12,619	14,703
Long-term liabilities	3,641	197
Deferred tax liability	100	1,727

Total non-current liabilities	3,741	1,924
Stockholders’ Equity:
Common stock	36	35
Additional paid in capital	206,969	201,702
Accumulated other comprehensive loss	(40)	(10)
Accumulated earnings (deficit)	(133,543)	16,538

Total stockholders’ equity	73,422	218,265

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$89,782	$234,892